EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report, dated February 3, 2000, relating to the consolidated financial statements and financial statement schedule appearing in the Annual Report on Form 10-K for Allegheny Energy, Inc. for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 1, 2001 relating to the consolidated financial statements which appears in the Current Report on Form 8-K dated March 9, 2001. We also consent to the reference to us under the heading "EXPERTS" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Pittsburgh, Pennsylvania
March 9, 2001